Exhibit 21.1
Subsidiaries of the Registrant1, 2
as of December 31, 2023

Assured Guaranty Re Ltd. (Bermuda domiciled subsidiary of Assured Guaranty Ltd.)
Assured Guaranty US Holdings Inc. (Delaware domiciled subsidiary of Assured Guaranty Ltd.)
Assured Guaranty Municipal Holdings Inc. (New York domiciled subsidiary of Assured Guaranty US Holdings Inc.)
Municipal Assurance Holdings LLC (Delaware domiciled subsidiary of Assured Guaranty Municipal Corp.)
Assured Guaranty Corp. (Maryland domiciled subsidiary of Assured Guaranty US Holdings Inc.)
Assured Guaranty Municipal Corp. (New York domiciled subsidiary of Assured Guaranty Municipal Holdings Inc.)
Assured Guaranty UK Limited (England domiciled subsidiary of Assured Guaranty Municipal Corp.)
Assured Guaranty (Europe) S.A. (French domiciled 99.9999% owned subsidiary of Assured Guaranty Municipal Corp. and 0.0001% owned subsidiary of Assured Guaranty Municipal Holdings Inc.)[3]
Cedar Personnel Ltd. (Bermuda domiciled subsidiary of Assured Guaranty Ltd.)[4]
Assured Guaranty (UK) Services Limited (England domiciled subsidiary of Assured Guaranty US Holdings Inc.) [4]
AG US Group Services Inc. (Delaware domiciled subsidiary of Assured Guaranty US Holdings Inc.) [4]

(1)     Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the names of other subsidiaries of Assured Guaranty Ltd. are omitted because, considered in the aggregate, they would not constitute a significant subsidiary as of the end of the year covered by this report.

(2)    All subsidiaries are wholly owned.

(3)     A subsidiary established in Paris, France; not a “significant subsidiary” (as defined in Regulation S-X).

(4)    A service company; not a “significant subsidiary” (as defined in Regulation S-X) individually or in the aggregate.